UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2026

Oracle Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35992	54-2185193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Oracle Way, Austin, Texas 78741

(Address of principal executive offices) (Zip Code)

(737) 867-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ORCL	New York Stock Exchange
Depositary Shares, each representing a 1/2,000th interest in a share of 6.50% Series D Mandatory Convertible Preferred Stock, par value $0.01 per share	ORCL-PRD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5—Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 6, 2026, Oracle Corporation (“Oracle”) announced that Hilary Maxson will join Oracle as Chief Financial Officer on April 6, 2026. Ms. Maxson, age 48, served as Executive Vice President and Group Chief Financial Officer of Schneider Electric SE (“Schneider”) from 2020 until April 2026. In this role, Ms. Maxson was a member of Schneider’s Executive Committee and led their global finance organization supporting capital allocation, business model transformation and long-term value creation strategy. Prior to that she was Senior Vice President and Chief Financial Officer, Energy Management of Schneider from 2019-2020 and Senior Vice President and Chief Financial Officer, Building and IT of Schneider from 2017 to the end of 2018. Ms. Maxson serves on the board of directors of Anglo American plc. There are no arrangements or understandings between Ms. Maxson and any other persons pursuant to which she was appointed as Chief Financial Officer. Ms. Maxson has no related party transactions with Oracle that are reportable under Item 404(a) of Regulation S-K and has no family relationships with any director, executive officer or nominee for director or executive officer of Oracle.

Ms. Maxson will receive an annual base salary of $950,000 and will be eligible to receive an annual performance-based bonus with a target of $2,500,000 based on achievement of certain performance metrics, which will be prorated for the period from her start date of April 6, 2026 until Oracle’s fiscal year end on May 31, 2026. Oracle has also agreed to pay up to $250,000 of Ms. Maxson’s relocation costs for up to 12 months from her employment start date. After Ms. Maxson commences employment, she will be granted equity (the “Equity Grant”) with an intended grant value of $26 million pursuant to the terms of Oracle’s Amended and Restated 2020 Equity Incentive Plan. 80% of the Equity Grant, $20.8 million, will consist of time-based equity and 20% of the Equity Grant, $5.2 million, will consist of performance-based equity. Ms. Maxson will be able to select the equity vehicle for the Equity Grant as either: (1) 100% stock options, or (2) 50% stock options and 50% restricted stock units. The time-based equity will vest over a four-year period, subject to continued service, with 40% vesting on the one-year anniversary of the grant date, 30% on the two-year anniversary of the grant date, 20% on the three-year anniversary of the grant date, and 10% on the four-year anniversary of the grant date. The performance equity will vest, if at all, subject to continued service over a three-year performance period ending May 31, 2028 and the achievement of certain revenue metrics consistent with those applicable to Oracle’s Chief Executive Officers and the Executive Chair and Chief Technology Officer. Ms. Maxson’s employment is on an “at will” basis.

It is expected that shortly after commencing employment with Oracle, Ms. Maxson will enter into Oracle’s standard form of indemnification agreement pursuant to which Oracle will indemnify her for certain actions taken in her capacity as Chief Financial Officer.

In her capacity as Chief Financial Officer, Ms. Maxson will serve as Oracle’s Principal Financial Officer. Douglas Kehring will transition his role and step down as Principal Financial Officer and a Section 16 officer, effective as of April 6, 2026. Mr. Kehring will continue to serve as Executive Vice President, Operations, where he will focus on Oracle’s strategic initiatives.

Section 7—Regulation FD

Item 7.01	Regulation FD Disclosure

On April 6, 2026, Oracle issued a press release announcing the appointment of Ms. Maxson as Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information set forth in this Item 7.01 and in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Section 9—Financial Statements and Exhibit

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated April 6, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORACLE CORPORATION

Dated: April 6, 2026	By:	/s/ Stuart Levey
	Name:	Stuart Levey
	Title:	Executive Vice President, Chief Legal Officer